Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated March 10, 2016 to the Board of Directors of LaPorte Bancorp, Inc. included as Appendix B to the Proxy Statement - Prospectus included in the Registration Statement on Form S-4 of Horizon Bancorp relating to the proposed merger transaction by and between Horizon Bancorp and LaPorte Bancorp, Inc. and the references to our firm in such Proxy Statement-Prospectus under the heading(s) “Summary – Opinion of LaPorte’s Financial Advisor,” “Risk Factors,” “The Merger – Background of the Merger,” “The Merger – LaPorte’s Reasons for the Merger; Board Recommendation,” “The Merger – Opinion of LaPorte’s Financial Advisor,” and “The Merger – Certain Financial Projections Utilized by the LaPorte Board of Directors and LaPorte’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: June 1, 2016

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC